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                                                                    EXHIBIT 99.2


FOR IMMEDIATE RELEASE                         Contact:  Ira P. Shepherd
                                                        President and
                                                        Chief Executive Officer
                                                        Phone:(707) 631-2265

                      REGIONS FINANCIAL EXPANDS IN GEORGIA


PEACHTREE CITY, Georgia (February 13, 1998)- First Community Banking Services, Inc. of Peachtree City, Georgia (Nasdaq/NM:FCBS), and Regions Financial Corporation (Nasdaq/NM:RGBK) jointly announced that a definitive agreement has been reached that provides for the merger of First Community into Regions.

         Under the terms of the agreement, Regions would exchange 1.25 shares of its common stock for each share of First Community's common stock. Based on Regions' closing stock price of $38.44 on February 12, 1998, the transaction would be valued at approximately $32.7 million. The merger, which is anticipated to be accounted for as a pooling of interests, is expected to be consummated during the third quarter of 1998, pending approval of First Community's stockholders, regulatory approvals, completion of due diligence by Regions and other customary conditions of closing. The transaction is expected to be a tax-free reorganization for federal income tax purposes.

         First Community Banking Services and its wholly-owned subsidiary, Fayette County Bank, operate two offices in Peachtree City and one office in Fayetteville, Georgia. At December 31, 1997, First Community had total assets of $131 million, deposits of $119 million and stockholders' equity of $10.7 million. For the full year 1997, First Community reported a return on assets of 1.32%, with a return on stockholders' equity of 16.39%, based on a 7.93% equity to assets ratio. First Community's common stock is traded on the Nasdaq market under the symbol FCBS.

         Carl E. Jones, Jr., president and chief executive officer of Regions, stated, "We are extremely pleased to expand our Georgia franchise through affiliation with Fayette County Bank. This bank is located in a dynamic market with exceptionally good opportunities for continued growth. We look forward to serving the Fayette County area and to working with the directors, officers, employees and stockholders of the Fayette County Bank."



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Regions Financial Expands in Georgia
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February 13, 1998



         Pat Shepherd, president and chief executive officer of First Community Banking Services, Inc., said, "We are very pleased to affiliate with Regions Financial. I am confident our customers and employees will benefit from this new relationship. Regions is a super-community banking organization that has an outstanding record of achievement. We are looking forward to expanding the Regions franchise in the Fayette County area. Our customers can look forward to an expanded product line and other bank services as a result of the affiliation with Regions."

         Regions Financial Corporation is a regional multi-bank holding company providing banking services from more than 430 offices in five southeastern states and bank-related services in the field of mortgage banking, insurance, securities brokerage and mutual funds. Regions currently has nine pending acquisitions, three in South Carolina, three in Georgia, one in Arkansas and one each in Florida and Louisiana. After all pending acquisitions are completed, Regions' total assets are expected to be approximately $32.8 billion. Regions' common stock is traded on the Nasdaq National Market under the symbol RGBK.

         Based in Peachtree City, Georgia, First Community Banking Services is a holding company for Fayette County Bank. The bank is a full-service commercial bank that offers a complete range of personal and business financial accounts, plus a full complement of lending activities for consumers and businesses.

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